Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made and entered into this 1st day of December, 2025 (the “Effective Date”), by and between Vicki Alexander (“Executive”), and Third Coast Bank, a Texas banking association (the “Bank”, and together with Third Coast Bancshares, Inc. (“Parent”), and each of their respective subsidiaries and affiliates, the “Bank Group”).

WITNESSETH:

Whereas, Executive is currently employed by the Bank as its Executive Vice President and Chief Risk and Operations Officer;

Whereas, the parties have agreed that Executive will terminate her employment with the Bank as of the close of business on December 31, 2025 (the “Termination Date”); and

Whereas, the parties desire to evidence certain agreements and covenants between them in connection with such termination of employment;

Now, therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Termination of Employment; Paid Leave Period.
(a)
Termination of Employment. Executive agrees that Executive’s employment with the Bank Group will end on the Termination Date. Executive hereby resigns from all other positions with the Bank Group, in all cases effective on the Termination Date.
(b)
Paid Leave Period. Executive shall be placed on paid leave for the period beginning as of close of business on the Effective Date and ending on the Termination Date (the “Paid Leave Period”). During the Paid Leave Period, Executive will remain on the Bank’s payroll at Executive’s regular base rate of pay and will continue to be eligible to participate in the Bank’s employee benefit plans and programs to the same extent as immediately prior to the Paid Leave Period, subject to the terms of such plans. Executive shall not report to the office, perform services, or otherwise engage in work on behalf of the Bank Group unless expressly requested in writing by the Bank Group.
2.
Severance. If Executive (a) executes and delivers to the Bank the waiver and release attached hereto as Exhibit A (the “Release”) within twenty-one (21) calendar days following the Termination Date, (b) does not revoke the Release such that the Release becomes binding and enforceable no later than the date that is the twenty-eighth (28th) calendar day following the Termination Date, and (c) complies in all material respects with her obligations under this Agreement, the Bank shall pay Executive a lump sum cash payment in the amount equal to $211,562.96 (i.e., the amount approximately equal to the sum of (i) six (6) months of base salary and (ii) six (6) months of COBRA premiums based on Executive’s coverage elections as of the Effective Date) (the “Severance”), less applicable tax withholdings and deductions. The Severance shall be paid on the first regularly scheduled payroll date following the date on which the Release becomes binding and enforceable. The Severance is not intended by the parties to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Bank Group. Executive agrees that the Severance is in addition to anything of value to which Executive already is entitled from the Bank and the other members of the Bank Group. The Severance under this Agreement is in lieu of, and not in addition to, any other severance or separation benefits for which Executive may be eligible under any plan, policy or arrangement of any member of the Bank Group, other than that certain Third Coast Bank Salary Continuation Agreement dated May 5, 2025, by and between Executive and the Bank (the “Salary Continuation Agreement”).
3.
Outstanding Equity Awards. As of the Effective Date, Executive holds certain equity awards (the “Equity Awards”) granted by Parent under the Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan (the “Equity Plan”). For the avoidance of doubt, the Equity Awards will continue to be subject to the terms of the Equity Plan and the applicable written award documentation and, accordingly, will continue to vest during the Paid Leave Period. All Equity Awards that are unvested as of the Termination Date will automatically be forfeited and cancelled as of that date. Any Equity Award that constitutes a vested and exercisable stock option as of the Termination Date must be exercised by Executive no later than the earlier of (a) thirty (30) days following the Termination Date or (b) the stock option’s original scheduled expiration date. Any such option not exercised within that period will automatically expire and be cancelled.
4.
Salary Continuation Agreement. Nothing in this Agreement is intended to, nor shall it be construed to, modify, amend, waive, supersede, or otherwise affect any rights, benefits, or obligations of the Bank or Executive under the Salary Continuation Agreement. The Salary Continuation Agreement shall remain in full force and effect in accordance with its terms, independent of this Agreement.
5.
Termination of Amended and Restated Change of Control Bonus Agreement. Executive and the Bank hereby acknowledge and agree that the Amended and Restated Change of Control Bonus Agreement, dated May 4, 2025, by and between Executive and the Bank, is hereby terminated in its entirety and shall be of no further force or effect whatsoever as of the Effective Date. From and after the Effective Date, the Bank shall have no liability or obligation to Executive of any kind arising under or in connection with such agreement.
6.
Confidential and Proprietary Information. Executive acknowledges access to and receipt of confidential business and proprietary information regarding the Bank Group while working for the Bank Group. Executive agrees to treat as proprietary and confidential all such confidential business and proprietary information, whether of a technical or business nature, belonging to the Bank Group or pertaining to the Bank Group’s customers or third-party service providers which Executive may have acquired or developed in the course of Executive’s employment with the Bank Group, and Executive shall not disclose to anyone, directly or indirectly, or otherwise use any such confidential business and proprietary information without the prior written consent of the Bank. Executive further agrees to return to the Bank, on or before the Termination Date, all confidential and proprietary information and all other Bank Group property, such as office equipment, computers, cell phones, and security badges, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Bank Group, except those items that the Bank specifically agrees in writing to permit Executive to retain.
7.
Cooperation. Executive agrees to cooperate with the Bank Group regarding matters within the knowledge or responsibility of Executive. Without limiting the foregoing, Executive agrees (a) to meet with Bank Group representatives, their counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) to provide the Bank with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. The Bank will reimburse Executive for reasonable expenses in connection with the cooperation described in this Section 7.
8.
Continuing Obligations. Executive hereby reaffirms, acknowledges, agrees and covenants to comply with all confidentiality, non-competition, non-solicitation, non-disparagement, and/or no-hire obligations (each, a “Restrictive Covenant Obligation”) set forth in this Agreement or in any other written agreement between Executive, on the one hand, and any member of the Bank Group, on the other hand. If the Bank discovers at any time that Executive materially violated any of Executive’s Restrictive Covenant Obligations, then Executive hereby agrees, in addition to any other remedy available (on a non-exclusive basis), to pay to the Bank, within ten (10) business days of the Bank’s request to you therefor, an amount equal to the aggregate after-tax proceeds of the Severance previously paid to Executive, less the amount of $1,000, which the parties agree is sufficient consideration for the Release.
9.
Non-Disparagement. Executive agrees not to communicate any statements that would denigrate or disparage any member of the Bank Group, or any of their respective affiliates, successors, assigns, officers, owners, directors, agents, representatives, attorneys, insurers and employees (each a “Covered Party” and collectively the “Covered Parties”), or communicate any negative statements to any third party about the finances, services, capabilities, reputation or employment practices of any member of the Bank Group. The term “communicate” shall be interpreted as broadly and inclusively as possible to mean all forms of communication, whether verbal, by gesture, tone of voice, facial expression, in writing, by telephone, by electronic communication, text messages, electronic mail, telephone, facsimile, via social media, or in any other way either now known or developed in the future. Nothing in this provision is intended to prevent or prohibit Executive from providing information as may be required by law or legal process or from cooperating, participating, or assisting in any administrative agency investigation or proceeding involving the Bank Group.
10.
Protected Communications. Nothing in this Agreement or in the Release shall prohibit or restrict Executive from lawfully: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive from any such governmental authority; (c) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Bank that Executive has engaged in any such conduct.
11.
Other Documentation and Actions. Executive covenants and agrees to execute and deliver to the Bank such assignments, releases and any other documents, and to do such other acts and things as the Bank may from time to time reasonably request to carry out the intent of this Agreement.
12.
No Future Association. Executive waives any future association, employment, contractual relationship, or any other relationship of any kind with any member of the Bank Group.
13.
Applicable Law and General Provisions. This Agreement shall be interpreted under the laws of the State of Texas. This Agreement sets forth the entire agreement between the parties regarding the subject matter herein. Executive is not relying on any other agreements or oral representations not addressed in this Agreement. The provisions of this Agreement are severable, and if any part of this Agreement except the Release is found by a court of law to be unenforceable, the remainder of this

Agreement will continue to be valid and effective. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

{Signature Page Follows}

In exchange for the promises contained in this Agreement and conditioned on Executive’s timely delivery and non-revocation of the Release, the Bank promises to provide the Severance.

THIRD COAST BANK
By:	/s/Bart O. Caraway
Name:	Bart O. Caraway
Title:	Chairman, President and Chief Executive Officer
Date:	December 1, 2025

In exchange for consideration and other promises contained in this Agreement, Executive is entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Agreement. The Bank has provided Executive with the opportunity to ask any questions regarding this Agreement, and provided notice of and an opportunity to retain an attorney, or Executive already is represented by an attorney.

EXECUTIVE
/s/Vicki Alexander
Name:	Vicki Alexander
Date:	December 1, 2025

Exhibit A

Waiver and Release

Reference is hereby made to the Separation Agreement and Release (the “Separation Agreement”) to which this Waiver and Release (this “Release”) is attached. Capitalized terms used but not defined in this Release have the meanings ascribed in the Separation Agreement.

As a condition precedent to my right to receive the Severance set forth in Section 2 of the Separation Agreement, I, Vicki Alexander, hereby agree as follows:

1.
Release. I, on behalf of myself and my affiliates and all of my spouses, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby release and forever waive and discharge any and all claims, rights, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, promises, contracts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that I or any of the other Releasors ever had, now have, or might have against Parent, the Bank and/or any of their respective current, former, and future affiliates, subsidiaries, parents, related companies, shareholders, owners, divisions, directors, members, trustees, officers, general partners, limited partners, employees, agents, attorneys, successors, assigns, representatives, or insurers, (collectively, with the Bank and Parent, the “Bank Group” and each a “Bank Group Member”); and each Bank Group Member’s respective current, former, and future directors, members, trustees, shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively, with the Bank Group, the “Releasees” and each a “Releasee”), arising at any time prior to and including the date that I execute this Agreement, whether such Claims are known to me or unknown to me, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, my employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that I may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date I execute this Agreement; (c) Claims arising from or in any way related to awards, policies, plans, programs or practices of any of the Releasees that may apply to me or in which I may participate; (d) Claims for any bonus, incentive payment, severance or other Compensation (as defined below); (e) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including, without limitation, (i) Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Families First Coronavirus Response Act, each as amended, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, and (iii) Claims for Compensation, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of mine that remains with any of the Releasees; and (g) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that I do not release (A) any Claims that arise after the date I execute this Release; (B) any Claims for breach of Section 2 of the Separation Agreement; (C) any Claims for breach of the Salary Continuation Agreement; (D) any Claims that cannot be waived or released as a matter of law; (E) any claims I may have to workers’ compensation or unemployment benefits; (F) any Claims I may have to coverage under any director and officer insurance policy or indemnification, each according to the terms and conditions of any applicable written agreements; or (G) any rights to accrued and vested benefits under any employee benefit plan sponsored or maintained by the Bank that is subject to ERISA (the “Vested Benefits”). I understand that I may later discover Claims or facts that may be different from, or in addition to, those which I now know or believe to exist with regards to the subject matter of this Release, and which, if known at the time of executing this Release, may have materially affected this Release or my decision to enter into it. I hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.
2.
No Further Claims. I represent and warrant that I have never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided in Section 1 of this Release, I further agree not to commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. For the avoidance of doubt, nothing in this Release, any other agreement between me and any member of the Bank Group, or any Bank Group policy shall prevent me from filing a charge with the Equal Employment Opportunity Commission or other governmental agency or commission (collectively, the “EEOC”) or participating in any EEOC investigation; provided that I may not receive any relief (including, but not limited to, Compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge to the fullest extent permitted by law. For the avoidance of doubt, nothing shall prevent me from receiving any monetary award to which I become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
3.
No Further Payments. I acknowledge and agree that the Severance provided in Section 2 of the Separation Agreement: (a) are in full discharge of any and all liabilities and obligations the Releasees have to me or any other Releasors, monetarily or otherwise, with respect to my employment with the Bank Group other than any vested rights I may have, if any, under (i) the Salary Continuation Agreement, (ii) any Equity Award, or (iii) the Employee Benefit Plans; and (b) exceed any payment, benefit, or other thing of value to which I or any other Releasors might otherwise be entitled with respect to my employment with the Bank Group. Except with respect to any Vested Benefits or payments under the Salary Continuation Agreement that are unpaid as of the date on which I execute this Release, I specifically acknowledge and agree that, upon receipt of my final paycheck, the Bank and the other Releasees have paid to me all wages, commissions, overtime, premiums, vacation, notice pay, severance pay, separation pay, sick pay, holiday pay, equity, phantom equity, distributions, allocations, royalties, bonuses, deferred compensation, and other forms of compensation, benefits, perquisites, or payments of any kind or nature whatsoever to which I was or may have been entitled related to my employment (collectively, “Compensation”), and that the Bank and the other Releasees do not owe me any other Compensation, other than as explicitly provided in this Release.
4.
Continuing Obligations. I acknowledge and agree that I shall continue to remain bound by any and all restrictive covenant obligations, including all noncompete, cooperation, confidentiality, nonsolicitation, and nondisparagement post-employment obligations, that I owe to the Bank or the other Releasees, and such provisions shall remain in full force and effect and are incorporated by reference herein.
5.
Voluntary Release. I have carefully read and fully understand all provisions of this Release. I am entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which I would not be entitled in the absence of executing this Release. The Bank has advised me that I should consult with an attorney prior to signing this Release.
6.
Review and Revocation Period.
a.
I have been given twenty-one (21) calendar days to consider the terms of this Release, although I may sign it at any time following the Termination Date. I will have seven (7) calendar days from the date on which I sign this Release to revoke my consent to the terms of this Release. Notice of such revocation must be received within the seven (7) calendar day period referenced above. In the event of such revocation by me, this Release shall be null and void in its entirety and I shall not have any rights to receive any Severance under Section 2 of the Separation Agreement. Provided that I do not revoke this Release within the time period set forth above, this Release shall become effective on the eighth (8th) calendar day after the date upon which I sign it.
b.
Any notice of revocation to be given pursuant to the foregoing paragraph shall be sent by email transmission to Kim Zabin at [***]. Employee understands and acknowledges that Employee will not receive any monies or benefits pursuant to this Agreement except upon the execution and non-revocation of this Agreement, and the fulfillment of the promises contained herein.
7.
Miscellaneous. Sections 6, 11, and 13 of the Separation Agreement are incorporated herein by reference.

IN WITNESS WHEREOF, I, Vicki Alexander, have executed this Release as of the below-indicated date.

THIS AGREEMENT MAY NOT BE SIGNED BEFORE TERMINATION DATE

___________________________________________________________
(Signature)

Print Name: Vicki Alexander

Date Executed: ______________________________________________